Exhibit (k)(4)

SUBSCRIPTION AGREEMENT

CRESCENT CAPITAL FINANCE GROUP, INC.

The terms of this subscription agreement (the “Agreement”) are made and entered into between Crescent Capital Finance Group, Inc., a Delaware corporation (the “Company”), and the investor set forth below (the “Investor”).

In order to subscribe for the shares of common stock, par value $0.001, of the Company to be issued and sold by the Company in a private placement transaction (the “Shares”), a prospective Investor must complete and execute this Agreement in accordance with the instructions set forth in this Agreement.  This Agreement in its entirety, together with the appropriate payment as described herein, should then be returned to:

Crescent Capital Finance Group, Inc.
11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attn: [   ]

Subscriptions from suitable prospective Investors will be accepted at the sole discretion of the Company.  If your subscription is not accepted, we shall return your payment, without interest.

In connection with the proposed purchase by the Investor of Shares pursuant to Section 4(2) and/or Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”), the Investor agrees and acknowledges, on its own behalf or on behalf of each account for which it is acquiring Shares, and makes the representations and agreements, on its own behalf or on behalf of each account for which it is acquiring Shares, set forth in Sections 1 through 4 and Sections 9 through 29 of this Agreement:

IF YOU ARE ACTING FOR MORE THAN ONE INVESTOR, PLEASE COMPLETE THE FORM ATTACHED HERETO AS ANNEX A FOR EACH OF THOSE INVESTORS.

Date:	INVESTOR

By:

Name:

Title:

Social Security /Taxpayer Identification Number

Address:

Subscription Amount:

AGREED AND ACCEPTED:

CRESCENT CAPITAL FINANCE GROUP, INC.

By:
Name:
Title:

The Subscription

1.       The undersigned, desiring to become an Investor in the Company, hereby subscribes for and agrees to purchase Shares in the Company.

2.       In exchange for the Shares subscribed for herein, the undersigned hereby irrevocably commits to pay $[                  ] per Share to the Company on the terms and conditions set forth in this Agreement.

3.       Upon signing the signature page of this Agreement by or on behalf of each named Investor, (a) the Agreement shall be validly executed and delivered to such Investor and shall be valid, binding and enforceable against such Investor in accordance with the terms and subject to the conditions set forth in this Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and (b) such Investor irrevocably subscribes for and agrees to purchase from the Company the number of Shares set forth next to the Investor’s name on page 1 of this Agreement.  Notwithstanding the foregoing, any subscription may be revoked by the Company until delivery of such document or prior to the fulfillment of the condition set forth in Section 4.

4.       The Investor understands and agrees that the Company reserves the right to accept or reject the Investor’s subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company and such subscription shall be deemed to be accepted by the Company only when this Agreement is signed by a duly authorized person by or on behalf of the Company.  This Agreement may be signed in counterpart form.

Representations, Warranties and Covenants of the Company

5.       The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.  The Company has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

6.       This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

7.       The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the organizational documents of the Company or any agreement of other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for performance by the Company of its obligations under this Agreement, except where failure to do so would not reasonably be expected to have a material adverse effect.

8.       All of the Shares are duly authorized, validly issued, fully paid and nonassessable, no holder thereof is or will be subject to personal liability by reason of being such a holder, and such Shares are not subject to any preemptive rights.  A description of the Shares is set forth on Exhibit I hereto.

Representations, Warranties and Covenants of each Investor

9.       If not an individual, the Investor is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  The Investor has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

10.     Any information furnished to the Company by the Investor, including with respect to the Investor’s financial position, background and investment experience, is true, correct and complete in all material respects as of the date of this Agreement.

11.     The execution and delivery by the Investor of, and the performance by the Investor of its obligations under, this Agreement will not contravene any provision of applicable law or the organizational documents of the Investor or any agreement or other instrument binding upon the Investor, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Investor, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for performance by the Investor of its obligations under this Agreement, except where failure to do so would not reasonably be expected to have a material adverse effect.

Conditions

12.     The obligations of the Company under this Agreement shall be subject to the Company’s acceptance of this Agreement.  If this condition is not fulfilled, (a) this Agreement shall terminate and (b) neither party shall have any claim against the other party for costs, damages, compensation or otherwise.

Accredited Investor

13.     The Investor certifies that it is an “accredited investor” as such term is defined in Regulation D.  Annex B, as completed by the Investor, sets forth the basis on which the Investor satisfies accredited investor status.

14.     The Investor is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other disposition of the Shares.  The Investor is able to bear the economic risk of its investment in the Shares and is currently able to afford the complete loss of such investment.  The Investor is aware that there are substantial risks incident to the purchase of the Shares.

Transfer and Lock-Up Restrictions

15.     The Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act; that the Shares have not been registered under the Securities Act.  The Investor agrees that, if in the future it decides to offer, resell, pledge or otherwise transfer such Shares (or any interest therein), such Shares or interest therein will be offered, resold, pledged or otherwise transferred in a transaction exempt from, or not subject to, the registration requirements of the Securities Act or pursuant to a registration statement declared effective by the Securities and Exchange Commission (the “SEC”).

16.     The Investor agrees that any certificate representing Shares shall bear a legend stating the foregoing transfer restrictions, which restrictions shall terminate only in accordance with the terms of such legend.

17.     Each of the foregoing restrictions is subject to any requirement of law that the disposition of the Investor’s property or the property of such investor account or accounts on behalf of which the Investor holds the Shares be at all times within the control of the Investor or of such accounts and subject to compliance with any applicable federal and state securities laws.

18.     The Investor understands and agrees that the Shares will be subject to the additional lock-up restrictions set forth on Exhibit II.

The Offering

19.     The Investor acknowledges that no materials relating to the sale of the Shares have been subject to review, comment or approval by the staff of the SEC or any state securities commission.

20.     The Investor is not purchasing the Shares with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

21.     The party signing this Agreement is acquiring the Shares for its own account, as an Investor, or for an Investor (which is itself an accredited investor) as to which the party signing this Agreement exercises sole investment discretion and is authorized to make the representations, and enter into the agreements, contained in this Agreement.  The party signing this Agreement has indicated herein whether it is acquiring the Shares for its own account, as an Investor, or for the account of one or more Investors.

22.     The Investor has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Shares, it has been afforded an opportunity to ask questions concerning the terms and conditions of the offering and sale of the Shares, it has had all such questions answered to its satisfaction, it has been supplied all additional information as it has requested and, after being advised by persons deemed appropriate by the Investor concerning this Agreement and the transactions contemplated hereby, it has made an independent decision to purchase the Shares based on information it has determined to be adequate to verify the accuracy of any other information that the Investor deems relevant to making an investment in the Shares.

23.     The Investor has a substantive preexisting relationship with the Company and became aware of the offering of the Shares by the Company, and the Shares were offered to the Investor, through direct contact between the Investor and the Company outside of the initial public offering effort.  The Investor was not identified or initially contacted by the Company through the marketing of the initial public offering, and the Investor did not become aware of the offering of the Shares, nor were the Shares offered to the Investor by any other means, including, in each case, by any form of general solicitation or general advertising or by the filing of the Company’s Registration Statement on Form N-2.  In making the decision to purchase the Shares, the Investor relied solely on information obtained by the Investor directly from the Company as a result of any inquiries by the Investor or one or more of the Investor’s advisors.

General

24.     The Investor acknowledges that the Company and its affiliates and others will rely on the acknowledgments, representations and warranties contained in this Agreement as a basis for exemption of the sale of the Shares under the Securities Act and under the securities laws of all applicable states and for other purposes.  Each party signing this Agreement agrees to notify the Company promptly if any of the acknowledgments, representations or warranties set forth in this Agreement are no longer accurate.

25.     The Company and its affiliates are irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

26.     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to the Company at the address set forth below or, if to the Investors, at the addresses set forth on the first page hereof or in Annex A, as applicable, or at such other address as the Investors shall from time to time designate in writing to the Company.  Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below, or page one, as applicable, if such facsimile is transmitted on a business day, and if not, then on the next business day thereafter, or (b) if given by mail, three (3) days after mailed by registered or certified mail (return receipt requested) or (c) if given by express courier, on the day delivered by an express courier (with confirmation by recipient) to the following addresses:

Crescent Capital Finance Group, Inc.

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attn: [   ]

27.     This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

28.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

29.     The Investor agrees to provide, together with this completed and signed Agreement, a completed and signed Substitute IRS Form W-9.

ANNEX A

INFORMATION ON ADDITIONAL INVESTORS

	Name (use exact name in which securities are to be registered)*	Address and Facsimile	Social Security Number (or Tax Identification Number, as applicable)	Subscription Amount ($)

1.

2.

3.

4.

5.

ANNEX B

ACCREDITED INVESTOR STATUS

Accredited Investor Status.  Please mark the appropriate box next to each description applicable:

[       ]      A natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.

[       ]      A natural person who had individual income in excess of $200,000 in each of the most recent two years, or joint income with that person’s spouse in excess of $300,000 in each of the most recent two years and who has a reasonable expectation of reaching the same income level in the current year.

[       ]      A director or executive officer (as defined in Rule 501(f) of Regulation D promulgated under the Securities Act) of the Company.

[       ]      A bank (as defined in Section 3(a)(2) of the Securities Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act) whether acting in its individual or fiduciary capacity.

[       ]      A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

[       ]      An insurance company (as defined in Section 2(a)(13) of the Securities Act).

[       ]      An investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), or a business development company (as defined in Section 2(a)(48) of the 1940 Act).

[       ]      A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

[       ]      A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

[       ]      An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (A) the investment decision is made by a plan fiduciary (as defined in Section 3(21) of ERISA) which is either a bank, savings and loan association, insurance company or registered investment advisor,  (B) the employee benefit plan has total assets in excess of $5,000,000 or (C) if the plan is a self directed plan, its investment decisions are made solely by persons who are accredited investors.

[       ]      A private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended).

[       ]      Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring securities, with total assets in excess of $5,000,000.

[       ]      A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities, whose acquisition is directed by a person who, either alone or with his or her purchaser representative(s), has such knowledge and experience in financial business matters that such person is capable of evaluating the merits and risks of acquiring securities.

[       ]      An entity in which all of the equity owners meet the requirements of at least one of the above subparagraphs for accredited investors.

EXHIBIT I

The following description is based on relevant portions of the General Corporation Law of the State of Delaware (the “DGCL”) and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. We have applied to have our common stock listed on the New York Stock Exchange under the ticker symbol “CCFG”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

The following are our outstanding classes of securities as of [                    ], 2011:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	—	—
Preferred Stock	1,000,000	—	—

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to classify and reclassify any unissued shares of preferred stock into other classes or series of preferred stock. Prior to issuance of shares of each class or series, the board of directors is  required by Delaware law and by our certificate of incorporation, as amended, to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more.

Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately from the holders of common stock on a proposal to cease operations as a business development company (“BDC”). We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions

Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The indemnification of our officers and directors is governed by Section 145 of the DGCL, our certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or  such other court deems proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons  against the liabilities insured.

Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

Our bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended. In addition, we expect to enter into indemnification agreements with each of our directors and officers in order to effect the foregoing.

As a BDC, we are not permitted to, and will not indemnify CCFG Advisors, any of our executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence of reckless disregard of the duties involved in the conduct of such person’s office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement

Delaware Anti-Takeover Law

The DGCL and our certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Election of Directors

Our certificate of incorporation and bylaws, as amended, will provide that the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting of stockholders and entitled to vote at such meeting will be required to elect a director. Under our certificate of incorporation, our board of directors may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Number of Directors; Removal; Vacancies

Our certificate of incorporation provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation will not), directors on a classified board such as our board of directors may be removed only for cause. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Action by Stockholders

Under our certificate of incorporation stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only by or at the direction of the board of directors, and provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Stockholder Meetings

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of our stockholders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by our board of directors, the chairman of the board and our chief executive officer..

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

EXHIBIT II(1)

The Investor, as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, agrees with each underwriter to be named in the Underwriting Agreement (the “Underwriting Agreement”) with the Company, [CCFG Advisors, LLC, a Delaware limited liability company] and [the Administrator] [Crescent Capital Administration, LLC, a Delaware limited liability company], that, during the period beginning on the date hereof and ending on the date that is [•] days from the date of the Underwriting Agreement (subject to extensions as discussed below), the undersigned will not, without the prior written consent of UBS Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the “Representatives”), directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock, par value $0.001 per share (the “Common Stock”) or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

1.                                       as a bona fide gift or gifts; or

2.                                       to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

3.                                       as a distribution to limited partners or stockholders of the undersigned; or

4.                                       to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the proposed public offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Notwithstanding the foregoing, if:

(1)           during the last 17 days of the [•]-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(1)                                  NTD: To be conformed to final form of lock-up agreement.

(2)           prior to the expiration of the [•]-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the [•]-day lock-up period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial [•]-day lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the [•]-day lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions

By:
Name:
Title:

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